Exhibit 99.1

Dear Shareholders,

I want to begin by thanking our long-term shareholders for their steadfast commitment to BTCS as our business has evolved over the last seven years. We were one of the earliest movers in the blockchain and digital currency ecosystems and the first “Pure Play” U.S. public company focused on digital assets and blockchain technologies. Like the internet era that came before, which forever changed the way people communicate with each other, blockchain technology is now changing the way we transact with each other, and the opportunity is just getting started.

Through our vast experience participating across the blockchain ecosystem since its earliest days, we believe we have refined our strategy to create the most shareholder value given our resources, and we believe we demonstrated our ability to execute this strategy extremely well in 2020 as we generated a 1,327% year-over-year gain in our digital asset portfolio and laid the core foundation for our digital asset data analytics platform.

Michal, our COO, and I, along with board member David Garrity, invested $1.1 million into the Company earlier this year based on strong belief in our ability to capitalize on the disruptive and transformative potential of digital assets in the quarters ahead. Our investment, which is effectively locked up for two years, demonstrates that we are in this for the long haul and aligns our interests with those of our shareholders.

Outlook and 2021 Goals

Looking ahead, we are shifting our focus to more active, revenue generating operations, and expect to resume transaction verification services operations in the first quarter of 2021. We believe our digital asset treasury will play a key role in our approach to this segment. Our strategy is to focus on blockchain protocol layers, which enables us to avoid the low success rate of picking winning projects. We believe investing our treasury resources in blockchain protocol layers has the best risk adjusted return profile, and our performance to date provides significant validation of this approach, as does the success of multi-billion-dollar companies implementing similar strategies.

We believe bitcoin, ethereum, and certain other protocol layer digital assets are a great store of value and can be an effective hedge against monetary debasement in the wake of multi-trillion-dollar economic bailouts. Bitcoin and ethereum have rallied nearly 1,154% and 1,830% respectively from their March 2020 lows, which we believe is driven by institutional interest in digital assets, PayPal allowing its customers to buy and sell bitcoin and ethereum through their platform, and a flight to safety during the ongoing COVID-19 pandemic. As of February 17, 2021, the Company’s digital assets had a Fair Market Value of approximately $10.5 million, which includes $800,000 worth of digital assets (now worth approximately $1.23 million) purchased earlier this year with the proceeds of management’s recent $1.1 million investment.

The initial development of our digital asset data analytics platform is nearing completion, and we anticipate launching an invite only public beta release in the second quarter this year. In addition to performance metrics and aggregation of digital asset holdings data derived from API calls to connected exchanges or tied to blockchain wallet addresses, our innovative platform solution is being designed with a community focus in mind. We intend to expand our development team in the near-term to further accelerate development of our platform and to support additional revenue generating activities.

Our focus on expanding and growing active operations in 2021 will help to position BTCS for uplisting to a senior exchange, such as the Nasdaq or New York Stock Exchange, which will enable us to reach a much larger investor audience. To bolster these efforts, we are actively searching for a CFO and plan to expand our board to further strengthen our corporate governance. We believe uplisting may be achievable in 2021.

On behalf of our management team, I want to personally thank you for your continued support.

Charles Allen

Chief Executive Officer

Forward-Looking Statements. Certain statements herein constitute “forward-looking statements” within the meaning of the federal securities laws including statements regarding our belief regarding our transaction verification services business, the risk profile of our investments, expanding our development team, uplisting to a senior exchange in 2021, accelerating the development of our platform and expectations on commercializing our digital asset data analytics platform. These forward-looking statements are subject to various risks and uncertainties, including without limitation the price of our digital assets decreasing, the rewards and costs associated with mining and validating transactions on proof-of-stake blockchains, failing to meet either senior exchanges quantitative or qualitative listing requirements, and unexpected issues with developing our platform as well as risks set forth in the Company’s filings with the SEC including its Form 10-K. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.